Exhibit 2.3

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE SOLE STOCKHOLDER AND
BOARD OF DIRECTORS OF
FOG OWNERSHIP CORPORATION
___________________________________________________

The undersigned, being the sole Stockholder (the “Stockholder”) and all of the members of the Board of Directors of FOG Ownership Corporation, a Delaware corporation (the “Corporation”), hereby consent to and agree in writing, in lieu of a meeting, as permitted by the Bylaws of the Corporation and the General Corporation Law of the State of Delaware, to the following actions of the Corporation:

WHEREAS, the Corporation owns 68,700,000 shares of the outstanding common stock of Fowler Oil & Gas Corporation, (“Fowler”) a Delaware corporation, which shares represent approximately 99.5% of the outstanding common stock of Fowler; and

WHEREAS, the Board of Directors of the Corporation and the Stockholder have determined that it is desirable and in the best interests of the Corporation to merge the Corporation with and into Fowler (the “Merger”), with Fowler being the surviving entity in the Merger.

NOW, THEREFORE, BE IT

RESOLVED, that the Corporation shall merge itself with and into Fowler Oil & Gas Corporation , with Fowler being the surviving corporation in the Merger (the “Surviving Corporation”) and upon consummation of which Fowler shall assume all of the obligations of FOG Ownership Corporation; and be it

FURTHER RESOLVED, that the terms and conditions of the Merger are as follows:

On the effective date of the Merger, all of the outstanding shares of Fowler stock not owned by the Corporation shall automatically, without any action on the part of stockholders, be converted into the right to receive $0.15 per share, and all of the outstanding shares of stock of the Corporation shall be all of the issued and outstanding capital stock of the Surviving Corporation.  The separate existence of the Corporation shall cease (except to the extent continued by statute), and all of its property, rights, privileges, licenses, and franchises, of whatsoever nature and description, shall be transferred to, vest in, and devolve to Fowler.

and be it

FURTHER RESOLVED, that the Merger shall become effective at 5:00 p.m., Eastern time, on December 31, 2007; and be it

FURTHER RESOLVED, that the Certificate of Ownership and Merger (the "Certificate"), the form of which has been previously delivered to the Board of Directors of the Corporation and the Stockholder is hereby approved; and be it

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to execute and deliver the Certificate and to make, execute and deliver such other related agreements, certificates, instruments, or documents as such officers acting on behalf of the Corporation may approve, the execution of any such further amendments, agreements, certificates, instruments, or documents by such officers to be conclusive evidence of such approval; and be it

FURTHER RESOLVED, that all actions taken by the officers of the Corporation prior to the date of this consent, which are related to the Merger or the transactions contemplated thereby, are hereby approved and ratified; and be it

FURTHER RESOLVED, that the officers of the Corporation are further authorized and directed to take such actions and to do all things which said officers may deem necessary or appropriate to accomplish the transactions contemplated by the Merger.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned, being the sole Stockholder and all of the members of the Board of Directors of the Company, have executed this Consent as of the 27th day of December 2007.

STOCKHOLDER: NATIVE AMERICAN ENERGY GROUP INC.

By:	/s/ Raj S. Nanvaan
Name:	Raj S. Nanvaan
Title:	Vice President

BOARD OF DIRECTORS:

/s/ Joseph D’Arrigo
Joseph D’Arrigo

/s/ Raj S. Nanvaan
Raj S. Nanvaan

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